Exhibit 99.1

For Immediate Release

Date: October 22, 2025

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Third Quarter Results

EVERETT, MA, October 22, 2025 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $2.4 million, or $0.29 per diluted share for the quarter ended September 30, 2025 as compared to $1.1 million, or $0.14 per diluted share for the quarter ended September 30, 2024, an increase of $1.3 million, or 115.3% in net income. For the nine months ended September 30, 2025, the Company reported net income of $5.2 million, or $0.62 per diluted share, as compared to net income of $2.5 million, or $0.30 per diluted share, for the nine months ended September 30, 2024, an increase of $2.6 million, or 103.4% in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "During the third quarter, we continued to execute our strategy of disciplined balance sheet growth, emphasizing high quality loans and expense management. Our strategic and disciplined approach to balance sheet management continues to strengthen earnings and profitability metrics as reflected in our improved net income. Entering the final quarter of 2025 our credit quality remains very strong. In addition, our ongoing stock repurchases continue to be accretive to book value per share, increasing shareholder value."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $8.5 million for the quarter ended September 30, 2025, as compared to $6.3 million for the quarter ended September 30, 2024, representing an increase of $2.2 million, or 34.4%. This increase was driven by increases in the average balance and yields on loans as well as a decrease in the cost of interest bearing liabilities. The resulting net interest margin expanded by 34 basis points to 2.19% for the quarter ended September 30, 2025 as compared to 1.85% for the quarter ended September 30, 2024. The provision for credit losses was $183,000 for the quarter ended September 30, 2025 as compared to $46,000 for the quarter ended September 30, 2024. The increase in the provision for credit losses was driven by greater loan growth in the quarter ended September 30, 2025 than in the quarter ended September 30, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $8.3 million for the quarter ended September 30, 2025, as compared to $6.2 million for the quarter ended September 30, 2024, or an increase of $2.0 million, or 32.5%.

Net interest and dividend income before provision for credit losses was $22.8 million for the nine months ended September 30, 2025, as compared to $18.2 million for the nine months ended September 30, 2024, representing an increase of $4.6 million, or 25.0%. This increase was primarily due to increases in the average balance and yields on loans as well as a decrease in the cost of interest bearing liabilities. The resulting net interest margin expanded by 23 basis points to 2.06% for the nine months ended September 30, 2025 as compared to 1.83% for the nine months ended September 30, 2024. The provision for credit losses was $1.3 million for the nine months ended September 30, 2025, as compared to $485,000 for the nine months ended September 30, 2024. The increase in the provision for credit losses was driven by greater loan growth in the nine months ended September 30, 2025 than in the nine months ended September 30, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $21.5 million for the nine months ended September 30, 2025, as compared to $17.7 million for the nine months ended September 30, 2024, or an increase of $3.8 million, or 21.2%.

NONINTEREST INCOME

Noninterest income was $341,000 for the quarter ended September 30, 2025, as compared to $304,000 for the quarter ended September 30, 2024, or an increase of $37,000, or 12.2% and was $966,000 for the nine months ended September 30, 2025, as compared to $898,000 for the nine months ended September 30, 2024, or an increase of $68,000, or 7.6%.

NONINTEREST EXPENSE

Noninterest expense was $5.4 million for the quarter ended September 30, 2025, as compared to $5.0 million for the quarter ended September 30, 2024, or an increase of $347,000, or 6.9%.

Noninterest expense was $15.5 million for the nine months ended September 30, 2025, as compared to $15.2 million for the nine months ended September 30, 2024, an increase of $360,000, or 2.4%. During the nine months ended September 30, 2025, the Company recognized $236,000 in Employee Retention Tax Credits (ERTC) in the form of refunds of certain federal employment taxes that are authorized and established under the CARES Act. The amount was recorded as a reduction to salaries and employee benefits expenses.

INCOME TAXES

We recorded a provision for income tax expense of $817,000 for the quarter ended September 30, 2025, as compared to a provision for income tax expense of $405,000 for the quarter ended September 30, 2024, reflecting effective tax rates of 25.1% and 26.3%, respectively.

We recorded a provision for income tax expense of $1.7 million for the nine months ended September 30, 2025, as compared to a provision for income tax expense of $887,000 for the nine months ended September 30, 2024, reflecting effective tax rates of 24.9% and 25.8%, respectively.

BALANCE SHEET

Total assets were $1.55 billion at September 30, 2025, as compared to $1.42 billion at December 31, 2024, or an increase of $134.5 million, or 9.5%.

Cash and cash equivalents decreased $55.0 million, or 34.9%, to $102.6 million at September 30, 2025 from $157.6 million at December 31, 2024. The decrease in cash and cash equivalents was driven by growth in both loans and investments that in aggregate was greater than our growth in deposits and borrowings.

Interest bearing time deposits were $8.0 million at September 30, 2025, as compared to $100,000 at December 31, 2024, or an increase of $7.9 million. This increase was due to purchases of new interest bearing time deposits.

Investments in securities available for sale were $31.0 million at September 30, 2025, as compared to $6.6 million at December 31, 2024, or an increase of $24.5 million, or 372.6%. This increase was due to purchases of new securities.

Investments in securities held to maturity were $58.5 million at September 30, 2025, as compared to $73.2 million at December 31, 2024, or a $14.7 million, or 20.1%, decrease. This decrease was due to maturities and principal paydowns of securities.

Total gross loans were $1.32 billion at September 30, 2025, as compared to $1.15 billion at December 31, 2024, or an increase of $170.5 million, or 14.9%.

•	Commercial real estate loans increased $82.6 million, or 36%, to $311.5 million at September 30, 2025 from $229.0 million at December 31, 2024.
•	Multi-family real estate loans increased $63.4 million, or 18.4%, to $407.4 million at September 30, 2025 from $344.0 million at December 31, 2024.
•	Residential real estate loans increased $31.2 million, or 7.4%, to $454.1 million at September 30, 2025, from $422.8 million at December 31, 2024.
•	Home equity lines of credit increased $717,000, or 1.6%, to $45.9 million at September 30, 2025, from $45.2 million at December 31, 2024.
•	Consumer loans increased $713,000, or 505.7%, to $854,000 at September 30, 2025, from $141,000 at December 31, 2024.
•	Construction loans decreased $2.5 million, or 2.7%, to $88.4 million at September 30, 2025 from $90.9 million at December 31, 2024.
•	Commercial loans decreased $5.6 million, or 40.8%, to $8.2 million at September 30, 2025 from $13.8 million at December 31, 2024.

Total deposits were $1.11 billion at September 30, 2025, as compared to $998.5 million at December 31, 2024, or an increase of $110.1 million, or 11.0%.

•	Certificates of deposit increased $93.9 million, or 15.5%, to $699.4 million at September 30, 2025 from $605.5 million at December 31, 2024.
•	Money market deposit accounts increased $32.5 million, or 17.6%, to $217.1 million at September 30, 2025 from $184.6 million at December 31, 2024.
•	Demand deposit accounts decreased $199,000, or 0.2%, to $84.8 million at September 30, 2025 from $85.0 million at December 31, 2024.
•	Interest bearing checking accounts decreased $2.4 million, or 11.6%, to $18.2 million at September 30, 2025 from $20.5 million at December 31, 2024.
•	Savings accounts decreased $13.7 million, or 13.4%, to $89.2 million at September 30, 2025 from $102.9 million at December 31, 2024.

FHLB advances increased $25.8 million, or 11.0%, to $259.8 million at September 30, 2025 from $234.0 million at December 31, 2024. The increase in FHLB advances was used to fund loan growth.

Total shareholders' equity increased $1.0 million, or 0.6%, to $169.3 million as of September 30, 2025 from $168.3 million as of December 31, 2024. This increase is primarily the result of earnings of $5.2 million. Partially offsetting the increase from earnings were decreases in additional paid-in capital ("APIC") and accumulated other comprehensive income ("AOCI") of $3.0 million and $1.4 million, respectively. The decrease in APIC was driven by $4.1 million in shares repurchased under our share repurchase plan, partially offset by an increase in APIC of $1.1 million related to stock-based compensation and ESOP shares committed to be released. The decrease in AOCI was driven by a decrease in the fair value of cash flow hedges. Our book value per share increased by $0.68 to $19.18 at September 30, 2025 from $18.50 at December 31, 2024.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of September 30, 2025 was $10.0 million and 0.76%, respectively, as compared to $8.9 million and 0.78%, respectively, as of December 31, 2024. For the nine months ended September 30, 2025, the Company recorded $84,000 in net charge offs, as compared to $3,000 for the nine months ended September 30, 2024. Total non-performing assets were $1.1 million, or 0.07%, of total assets as of September 30, 2025 as compared to $2.0 million, or 0.14%, of total assets as of December 31, 2024.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield, and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(unaudited)

(in thousands except share data)

	September 30, 2025	December 31, 2024

ASSETS
Cash and due from banks	$3,351	$5,828
Short-term investments	99,269	151,789
Total cash and cash equivalents	102,620	157,617
Interest-bearing time deposits	7,998	100
Investments in available-for-sale securities (at fair value)	31,020	6,564
Investments in held-to-maturity securities, at amortized cost (fair values of $54,729 at September 30, 2025 and $67,505 at December 31, 2024)	58,485	73,215
Loans, net of allowance for credit losses of $10,015 at September 30, 2025 and $8,884 at December 31, 2024	1,305,547	1,136,449
Federal Home Loan Bank stock, at cost	11,102	10,000
Premises and equipment, net	3,427	3,512
Accrued interest receivable	5,251	4,015
Deferred tax asset, net	5,612	4,914
Bank-owned life insurance	15,299	14,945
Other assets	6,292	6,822
Total assets	$1,552,653	$1,418,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$84,759	$84,958
Interest-bearing	1,023,846	913,575
Total deposits	1,108,605	998,533
Federal Home Loan Bank advances	259,815	234,000
Other liabilities	14,924	17,352
Total liabilities	1,383,344	1,249,885

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; No shares issued	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 8,825,827 shares and 9,095,833 shares at September 30, 2025 and December 31, 2024, respectively	88	91
Additional paid-in capital	83,162	86,189
Retained earnings	93,021	87,845
Accumulated other comprehensive (loss) income	(998)	382
Unearned compensation - ESOP	(5,964)	(6,239)
Total stockholders' equity	169,309	168,268
Total liabilities and stockholders' equity	$1,552,653	$1,418,153

Book value per common share	$19.18	$18.50

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	14.68%	16.58%
Tier 1 capital to risk weighted assets	13.71%	15.56%
Tier 1 capital to average assets	9.85%	10.47%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$18,153	$14,849	$50,158	$42,468
Interest and dividends on securities	1,032	803	2,879	2,346
Interest on short term investments	1,204	1,501	4,074	4,418
Interest on interest-bearing time deposits	28	2	30	2
Total interest and dividend income	20,417	17,155	57,141	49,234
Interest expense:
Interest on deposits	9,548	8,795	27,529	24,479
Interest on Federal Home Loan Bank advances	2,413	2,069	6,847	6,550
Total interest expense	11,961	10,864	34,376	31,029
Net interest and dividend income	8,456	6,291	22,765	18,205
Provision for credit losses	183	46	1,293	485
Net interest and dividend income after provision for credit losses	8,273	6,245	21,472	17,720
Noninterest income:
Customer service fees	147	142	441	426
Income from bank-owned life insurance	121	119	354	353
Net gain on sales of loans	55	27	98	80
Other income	18	16	73	39
Total noninterest income	341	304	966	898
Noninterest expense:
Salaries and employee benefits	3,373	3,202	9,645	9,643
Director compensation	204	209	593	626
Occupancy and equipment	254	250	796	788
Data processing	331	288	956	883
Computer software and licensing	116	109	330	318
Advertising and promotions	172	159	493	396
Professional fees	298	240	872	831
Federal Deposit Insurance Corporation deposit insurance	237	189	638	561
Other expense	373	365	1,223	1,140
Total noninterest expense	5,358	5,011	15,546	15,186
Income before income tax expense	3,256	1,538	6,892	3,432
Income tax expense	817	405	1,716	887
Net income	$2,439	$1,133	$5,176	$2,545
Share data:
Weighted average shares outstanding, basic	8,023,681	8,240,602	8,129,358	8,268,550
Weighted average shares outstanding, diluted	8,274,506	8,343,736	8,328,891	8,354,170
Earnings per share, basic	$0.30	$0.14	$0.64	$0.31
Earnings per share, diluted	$0.29	$0.14	$0.62	$0.30